Exhibit 10.9

                                                Transaction No. 1192-L01-01

                              SUB-BAREBOAT CHARTER

                            of the Casino Cruise Ship

                                   EMPRESS II

     THIS SUB-BAREBOAT CHARTER (hereinafter "Charter") made and entered into by and between Palm Beach Empress Inc., a Delaware corporation ("PBE"), with an office and place of business at One East 11th Street, Suite 500, Riviera Beach, Florida 33404 and Palm Beach Maritime Corporation, formerly named MJQ Corporation, a Delaware corporation ("MJQ"), with an office and place of business at One East 11th Street, Suite 500, Riviera Beach, Florida 33404, jointly and severally as the owners pro hac vice and current bareboat Charterers of the casino cruise ship EMPRESS II, United States Official Number 998517 (hereinafter the "Vessel")(PBE and MJQ are hereinafter individually and collectively referred to as, the "Owner") and ITG Vegas, Inc., a Nevada
Corporation ("ITGV") and ITG Palm Beach, LLC, a Delaware limited liability company, jointly and severally as Charterers of the Vessel ("ITGPB") (ITGV and ITGPB are hereinafter individually and collectively referred to as, the "Charterer"), each with an office and place of business of One East 11th Street, Suite 500, Riviera Beach, Florida 33404.

                              W I T N E S S E T H:

     NOW THEREFORE, upon the terms and conditions hereinafter set forth, Owner agrees to charter and Charterer agrees to accept under charter the Vessel.

                                    ARTICLE 1

                              DESCRIPTION OF VESSEL

     The Vessel is a United States registered vessel (official number 998517), more particularly described in Appendix A attached hereto.

                                    ARTICLE 2

                                PERIOD OF CHARTER

     A. The period of this Charter shall be for five (5) years (hereinafter the "Original Period") from the date of delivery as hereinafter provided.

     B. At the end of the Charter Period or in the event of termination of Master Charter, defined below, if Charterer exercises its option pursuant to
Article 19 and pays the option exercise price thereof, Owner agrees to execute and deliver an assignment of its rights to purchase, or otherwise obtain title to, the Vessel under the Bareboat Charter and Option to Purchase ("Master Charter") dated of even date herewith between Cruise Holdings II, LLC ("Cruise Holdings") and Owner pursuant to the terms and conditions of Article 19 hereof.

                                    ARTICLE 3

                              MONTHLY CHARTER HIRE

     A. Subject to Article 3.D. below, the Charterer shall pay charter hire ("Charter Hire") monthly in advance on or before the first day of each calendar month commencing on the date of delivery and continuing thereafter until termination of the Charter as provided herein at the rate for each month or pro rata for any part of a month equal to the sum of One Hundred Thousand Dollars ($100,000.00) plus one percent (1%) of the gross operating revenue of the Vessel for such month; provided, however, that in the event Charterer notifies Owner, in accordance with Article 2.B. hereinabove, that it elects to exercise its renewal option for the Vessel, the monthly rate of hire during the Renewal Term shall be at the then fair market rate of hire as mutually determined by Owner and Charterer. Any Charter Hire paid in advance and not earned shall be promptly refunded to the Charterer by Owner, including any unearned Charter Hire paid in advance during the month in which the Vessel may be sold to the Charterer. Payment of Charter Hire shall be made to PBE by electronic funds transfer or as otherwise directed by PBE or, if no directions are given by Owner, for the benefit of Owner at One East 11th Street, Suite 500, Riviera Beach, Florida 33404, and shall be deemed paid when it is received by the PBE or its designee. The first monthly Charter Hire payment shall be made, pro rata, the August 1, 2004 and all subsequent payments shall be made monthly, in arrears, on or before the first day of each calendar month thereafter

     B. In addition to the monthly Charter Hire, Charterer shall make an annual payment ("Cash Flow Sweep"), which amounts shall constitute consideration for the grant of the Assignment Option (as defined in Article 19). The amount of the annual Cash Flow Sweep payment shall be determined by multiplying


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the Cash  Flow  Sweep  Percentage,  defined  below,  by an  amount  equal to the combined annual EBITDA of the Vessel and a second vessel, the PALM BEACH PRINCESS (Panama No. 14348-84-E and IMO No. 8402937)(the "Second Vessel"), operated by Charterer for the prior fiscal year less Capital Expenditures, as defined herein, and less, to the extent not otherwise expensed or deducted, any "Additional Payments" under and as defined in Articles 3.B and 19.B of this Charter, but without regard to Cash Flow Sweep payments hereunder or under the subcharter for the Second Vessel.. The initial fiscal year shall commence on July 1, 2004. The Cash Flow Sweep calculation shall be based upon the annual audited financial statements provided by Charterer or other operator of the Vessel and the Second Vessel to Owner within ninety (90) days of fiscal year-end. Owner shall submit a statement of the amount of Cash Flow Sweep payment due to Owner within five (5) days of Owner's receipt of annual audited financial statements from Charterer. "Capital Expenditures" means an amount equal to four percent (4%) of the net operating revenue resulting from the operations of the Vessel and the Second Vessel. The Cash Flow Sweep Percentage will be determined based on the annual EBITDAR (earnings before interest, taxes, depreciation, amortization and rents) generated by and from the Vessel and the Second Vessel, operated by Charterer as follows (all amounts in millions of dollars):

--------------------------- ----------------------------------------
EBITDAR                     Cash Flow Sweep Percentage of EBITDA
--------------------------- ----------------------------------------
More than $10.0             None
--------------------------- ----------------------------------------
Between $8.0 and $10        15% (fifteen percent)
--------------------------- ----------------------------------------
Less than $8.0              70% (seventy percent)
--------------------------- ----------------------------------------

The Cash  Flow  Sweep  payment  shall be due on the  later of (i) the  fifteenth
(15th) day after the end of the first  quarter of the  following  fiscal year or
(ii) fifteen (15) days after the submission by Owner of the statement of the amount of Cash Flow Sweep payment due to PBE. Each Cash Flow Sweep payment shall be deemed to be a payment of the option consideration for the Assignment Option, and if the Assignment Option is exercised, such option consideration shall be credited toward the Assignment Option exercise price (an "Assignment Option Prepayment"). The Cash Flow Sweep shall be paid by Charterer to or as directed by Cruise Holdings for the account of PBE, and the Assignment Option Prepayments shall be


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


credited by Cruise Holdings toward payment of the exercise price of the Purchase Option (as defined in Article 19). Notwithstanding the foregoing, all Cash Flow Sweep payments are optional, provided, in the event Charterer fails to make any Cash Flow Sweep payment within ten (10) days after the due date for payment thereof, Owner may terminate the Assignment Option by written notice to Charterer.

     C. At the end of each quarter of the current fiscal year, Owner shall provide Charterer with a year-to-date calculation of EBITDAR, annualized based on seasonality factors provided by Owner and attached hereto as Exhibit A ("Annualized EBITDAR"). Based upon the product of Annualized EBITDAR and 10/12ths ("YTD Result"), Charterer agrees to deposit the following percentage of Annualized EBITDAR ("YTD EBITDA" and such percentage, "Escrow Amount") into an account (the "Cashflow Account") for the benefit of Cruise Holdings II, LLC and Cruise Holdings I, LLC, a Nevada limited liability company ("Cruise I"), in accordance with that certain Blocked Account Agreement ("Account Agreement") of even date herewith among Charterer, Owner, Cruise Holdings and Cruise I (which deposit shall satisfy the same deposit requirement contained in Charterer's sub-bareboat charter of the Second Vessel):

------------------------------------------------- ------------------------------
                    YTD RESULT                           ESCROW AMOUNT
------------------------------------------------- ------------------------------
YTD Result is less than $10 Million, but greater  50% of YTD EBITDA than $8 Million
------------------------------------------------- ------------------------------
YTD Result is less than $8 Million                100% of YTD EBITDA
------------------------------------------------- ------------------------------
YTD Result is greater than $10 Million            NONE
------------------------------------------------- ------------------------------

The applicable Escrow Amount shall be paid to the Cashflow Account on or before the fifteenth (15th) day after the end of the respective quarter of the then current fiscal year. At the end of each subsequent quarter of the applicable fiscal year, if the YTD Result is greater than $10,000,000.00, all funds in the Cashflow Account, if any, shall be promptly remitted to Charterer; and if the YTD Result is between $8,000,000.00 and $10,000,000.00, the amount previously deposited in escrow in excess of 50% of YTD EBITDA will be promptly remitted to Charterer. At the end of each fiscal year, any funds held in the Cashflow Account pursuant to this paragraph 3.C. shall be applied to any Cash Flow Sweep payment due under Article 3.B and excess amounts remaining in the Cash Flow Account after such application, if any, shall be remitted to Charterer in accordance with the terms of the Account Agreement. Owner and Charterer acknowledge and agree that the Escrow Amount shall be determined with respect to, and payment in full by Charterer of the Escrow Amounts hereunder shall satisfy the Charterer's obligations under this Paragraph 3.C for, both the


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


Vessel and the Second Vessel.

     D. Except as permitted by the last sentence of this Paragraph D, Charterer shall not make any direct or indirect payments to International Thoroughbred Breeders, Inc., a Delaware corporation ("ITB"), or any of ITB's subsidiaries or affiliates, including without limitation (i) any tax sharing payment ("Tax Payment") by Charterer to ITB, pursuant to that certain Amended and Restated Tax Agreement, dated as of July 1, 2004 by and among ITB, ITGV and ITGPB, among others (such direct or indirect payments are hereinafter referred to as the "Upstream Payments") and (ii) any Charter Hire hereunder in excess of Fifty Thousand Dollars ($50,000.00) per month (all Charter Hire in excess of Fifty Thousand Dollars ($50,000.00) per month being hereinafter called "Conditional Charter Hire"), if and as long as the YTD Result is less than $8 Million, except that ITGPB may at any time make distributions to ITGV as its sole member and except as permitted in the following sentence. In the event the YTD Result is greater than $8 Million at the end of any of the first three fiscal quarters or EBITDAR is greater than $8 Million at the end of any fiscal year, and solely to the extent that Charterer has made any and all payments due and payable pursuant to this Charter and with respect to the Second Vessel (including without limitation any Cash Flow Sweep payment or Escrow Amount), Charterer may make (i) Tax Payments owing to ITB (including any Tax Payments previously deferred by virtue of the application of the provisions of this Paragraph D) and (ii) Upstream Payments to ITB, other than Tax Payments, and Conditional Charter Hire (collectively "Corporate Payment"), which aggregate amount of Corporate Payament shall not exceed $200,000.00 (collectively "Corporate Payment") per month; provided that should Charterer be prohibited, by virtue of this Paragraph D, from making such Corporate Payment for any month, once such payments are again allowed hereunder, Charterer may pay to ITB and/or Owner a Corporate Payment for such month; provided further that in no event shall the total amount of Corporate Payments paid by Charterer to ITB and Owner in any twelve-month period exceed $2,400,000. Owner and Charterer acknowledge and agree that the Corporate Payment shall be determined in the aggregate with respect to Corporate Payments made by ITGV and/or ITGPB with respect to both the Vessel and the Second Vessel. Additionally, Charter Hire of Fifty Thousand Dollars ($50,000.00) per month for each of the Vessel and the Second Vessel, any Cash Flow Sweep payment, any Escrow Amount and any Additional Payment required under this Charter or the sub-bareboat charter of the Second Vessel to be paid to Owner may be made by Charterer.

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


     E. Charterer shall not make any deductions from the Charter Hire, except with respect to the following:

          (1)Time actually lost by reasons of action or failure to act of Owner or Owner's creditors or claimants other than the Charterer or its affiliates, except to the extent such delays were caused or contributed to by Charterer.

          (2) Any disbursements for Owner's account, provided Owner agrees in writing.

          (3) Any previous overpayments of Charter Hire, excluding any overpayments of Charter Hire concerning which a bonafide dispute may exist, but in the latter event the Owner shall furnish an adequate bank guarantee or other good and sufficient security on request of the Charterer.

          (4) Any sums to which  Charterer is entitled  under Article 12 herein.

                                   ARTICLE 4

                                 ON-HIRE SURVEY

     A. Charterer has made its own independent assessment of the Vessel and accepts the Vessel As-Is And Where-Is and the parties agree not to require an on-hire survey. Any damage or deficiencies in either the hull, equipment and/or machinery affecting either the seaworthiness of the Vessel or its capability to operate in its intended service or the maintenance of the Vessel's classification society certificates or U. S. Coast Guard required documents, certificates, or certifications required to operate in U.S. waters, if any, discovered at any time prior to or during this Charter shall be the sole responsibility of Charterer and any such damage or deficiency shall not in any way alter, amend or excuse Charterer's obligations under this Charter.

     B. Charterer's acceptance of the Vessel under this Charter shall constitute an admission by the Charterer of full performance by the Owner of its obligations with respect to the condition of the Vessel on Delivery per Article
5. Thereafter, the Charterer shall not be entitled to make or assert any claim against the Owner on account of agreement, representation or warranty, either express or implied, with respect to the condition, seaworthiness or fitness of the Vessel. Failure of the Charterer to make an inspection of the Vessel and its appurtenances shall be entirely at its own risk.

                                    ARTICLE 5

                             DELIVERY OF THE VESSEL

     A. The Vessel will be delivered by Owner hereunder to Charterer at a safe and accessible berth or anchorage at Joliet, Illinois on or about the date hereof ("Delivery").

     B. Representatives of Owner and Charterer shall jointly execute a Certificate of Delivery and


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

Acceptance, in the form attached hereto and marked as Appendix B, acknowledging the delivery and receipt of the Vessel.

     C. Due to the planned modification of the Vessel, the Vessel shall be accepted As Is and Where Is, not in class and without any required United States Coast Guard Certificate of Inspection. Charterer has obtained, independent from Owner, all classification and Coast Guard certificates for the Vessel and if any of the Vessel's classification or Coast Guard certificates require renewal at the time of Delivery, such renewals shall be paid for by Charterer and Charterer accepts full responsibility for obtaining any classification or certificates required for the Vessel. The Charterer shall keep the Vessel's documentation and classification certificates in full force and effect during the term of this Charter or any extensions thereof, providing copies of such certificates to Owner when issued, and shall renew all such certificates at the time of any Redelivery under Article 13 whether or not due for renewal, unless otherwise agreed to by the parties. Further, subject to the prior written approval of Owner, such approval not to be unreasonably withheld, Charterer may change the Vessel's classification society.

     D. Concurrently with the Delivery of the Vessel hereunder, the Owner shall assign to the Charterer all of its rights, title and interest in and to any warranties and guaranties which the Owner may have, provided that the same, if still in effect, shall be reassigned to Owner upon Redelivery of the Vessel. If any such warranty or guaranty is not fully assignable to the Charterer, the Owner shall cooperate with Charterer to enforce its rights thereunder.

                                    ARTICLE 6

                         USE AND OPERATION OF THE VESSEL

     A. The Charterer shall have the full use of the Vessel and, subject to the trading limits of Article 24 hereof, may employ the Vessel in any lawful trade or trades in accordance with the laws and regulations of the Vessel's flag state and any country where the Vessel may be operated, as the Charterer may from time to time elect, and it agrees to comply with all Local, State, and Federal Regulations pertaining to the operation of the Vessel in the United States.

     B. During the Charter Period the Vessel shall be under the complete control of the Charterer, who shall have exclusive possession, control, and command of the Vessel, subject to the terms hereof, and assumes full responsibility therefor, including port charges, agencies, fines, assessments and penalties incurred due to Charterer's use and operation of the Vessel. Nothing herein contained shall be construed as constituting any implied restriction on Charterer's right, during the Charter Period, consistent with this Charter, to employ the Vessel for its own account or for the account of others, either on a voyage or time charter basis, as the Charterer may from time to time determine, provided, however, Charterer must first obtain written consent of Owner, which shall not be unreasonably withheld or delayed, before entering into any voyage or time charter other than in the ordinary course of business.

     C. This Charter is a full and complete demise of the Vessel to the Charterer. From the time of delivery to the termination of the Charter, at its own expense, the Charterer shall either itself or through a maritime management or agency contract, man, victual, navigate, including engaging other vessels and pilots, operate, maintain in a good state of repair and in efficient operating condition, insure and supply the Vessel. The Charterer shall be responsible for all charges and expenses of every kind and nature whatsoever incidental to Charterer's use and operation of the Vessel under the Charter including without limitation fuel, lubricating oil, and water. Charterer shall return the Vessel to Owner at the expiration of this Charter in the event Charterer does not elect to take assignment of the Purchase Option pursuant to Article 19 hereof, in the same good order and condition as when received, reasonable wear and tear excepted, in accordance with Article 13 herein.

     D. (1) Except for a lien for wages of a stevedores, wages for the crew of the vessel, general average or salvage including contract salvage, and except for maritime tort liens covered (subject to a reasonable deductible) by insurance or protection and indemnity entry, Charterer will not create or suffer to be continued any security interest, lien, encumbrance or charge on the Vessel or any income therefrom. In due course, and in any event within thirty (30) days after the same becomes due and payable, the Charterer will pay or cause to be discharged or make adequate provision for the payment or discharge of all claims or demands which, if not paid or discharged, might result in the creation of a security interest, lien, encumbrance or charge against the Vessel or any income therefrom, and will cause the Vessel to be released or discharged from each such security interest, lien, encumbrance or charge therefor.

          (2) If a complaint shall be filed against the Vessel or if the Vessel shall be seized, arrested and/or taken into custody or sequestered by virtue of any legal proceedings in any court, the Charterer shall within


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


ten (10) days thereafter cause the Vessel to be released and discharged. Charterer shall remain liable for the payment of Charter Hire throughout any of the foregoing events.

     E. Charterer agrees, at its expense, to drydock the Vessel for the purpose of cleaning and painting the Vessel's bottom when necessary and making any required repairs, inspections or surveys, but not less frequently than as required by the Master Charter or applicable classification society rules, and when drydocking is due, Charterer agrees to send the Vessel to a port where the Vessel can so drydock, clean and paint. All expenses incidental to such drydocking and all charges incurred in connection therewith shall be for the Charterer's account, regardless of whether Owner's repairs, if any, are concurrently made, provided that the Owner's repairs do not delay the operation of the Vessel or increase the cost to Charterer.

     F. Charterer will pay and discharge when and as due and payable, all taxes, assessments, excises, levies, documentation and registration fees, duties, fines and penalties and other governmental charges including without limitation, sales, use, franchise, property, gross receipts and occupation taxes lawfully imposed upon the Vessel or the ownership, use, operation, registration, documentation or maintenance thereof during the term of the Charter or on any Charter Hire or other amounts payable hereunder, other than taxes and other charges imposed on or measured by the net income or capital of Owner.

     G. Notwithstanding anything herein to the contrary, until such time as Charterer has applied for and obtained an Alcoholic Beverage License from the State of Florida, Owner shall continue to conduct certain operations and concessions necessary for the sale of alcoholic beverages and shall be entitled to reimbursement from Charterer of the actual, out-of-pocket costs incurred by Owner in connection therewith.

                                    ARTICLE 7

                        CONTINUED REGISTRATION OF VESSEL

     The Vessel shall be kept documented under the laws and flag of the United States during the period of this Charter. Charterer warrants it is a citizen of the United States and entitled to own and operate vessels documented under the laws of the United States with the privilege of engaging in the Coastwise trade.


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


                                    ARTICLE 8

                        EQUIPMENT, OUTFIT AND FURNISHINGS

     The Charterer shall have the use, without extra cost, of all equipment (which shall include equipment for cabin, crew, and galley, navigational aids, and technical equipment, furnishings, furniture, and fittings) outfit, appliances, tools, spare and replacement parts, non-consumable stores, crockery, linen, etc., as may be on board or installed upon the Vessel (as confirmed by an inventory conducted by the Owner and the Charterer) on delivery of the Vessel to the Charterer, but shall exclude all gaming devices and related equipment and materials. The same or their substantial equivalent, excluding gaming devices and related equipment and materials and all other equipment leased by Charterer from third parties, shall be returned to the Owner (as confirmed by an inventory conducted by the Owner and Charterer) on Redelivery of the Vessel in the same good order and condition as when received, normal wear and tear excepted. The Charterer shall from time to time during the Charter period, replace such items of equipment as shall be so damaged or worn as to be unfit for use. Should the inventory at Redelivery show missing items of equipment, to the extent the reasonable value of the missing items exceeds the Purchase Option Prepayments, the Charterer shall replace the item or pay such excess to the Owner.

                                    ARTICLE 9

                             [INTENTIONALLY OMITTED]

                                   ARTICLE 10

                                   ALTERATIONS

     A. Charterer has proposed certain alterations to the Vessel as submitted to Owner shortly after Charterer is to take delivery of the Vessel from Owner. Owner hereby provides it consent to such alterations, but assumes no liability or responsibility and makes no representation or warranty as to the feasibility of the alterations, the ability to complete the alterations within budgeted costs, the qualifications of the shipyard to perform the alterations, or the ability of Charterer to obtain Coast Guard and classification society approvals required for the certification of the altered Vessel for any purpose, including Charterer's intended use and operation of the Vessel. Charterer's failure to complete the alterations for any reason, including impossibility of performance, the failure of the shipyard to complete the work, costs overruns, or the failure to obtain certification for the altered Vessel, will not excuse


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


Charterer from its obligation hereunder including its obligation to pay monthly Charter Hire as set forth in Article 3 and this Charter will continue in full force and effect regardless of any failure hereunder. Notwithstanding anything to the contrary contained in this Charter, Charterer shall not have the right to remove any gaming equipment other than in accordance with that certain Master Lease (Palm Beach Princess and Empress II Gaming Equipment), of even date herewith, between PDS Gaming Corporation, a Minnesota corporation ("PDS"), as Lessor, and Owner, as Lessee, without the prior written approval of PDS.

     B. From time to time after delivery of the Vessel into the Charterer's service, the Charterer may make structural and other alterations to the Vessel, its machinery, or electrical equipment, only with Owner's prior written approval, which shall not be unreasonably withheld, provided the alterations to the Vessel and its equipment are returned to their original state at or prior to the termination of this Charter and Redelivery of the Vessel to Owner. Owner, however, has the option to retain any alterations made by Charterer at a mutually agreed price. In addition, leased equipment may be placed on board the Vessel by the Charterer. At the time of Redelivery, the Owner has the right at Owner's expense to continue the lease should the lease permit or may require the Charterer to have it removed. As to equipment placed aboard the Vessel by the Charterer, Charterer shall have the right to remove same upon Redelivery, provided that if Owner desires to retain the equipment on board the Vessel, it may purchase the equipment at a price to be agreed upon at the time of Redelivery. Any additions or alterations permitted by this Article are subject to American Bureau of Shipping and, if required, U. S. Coast Guard approval.

     C. Charterer shall have the right to paint its own house colors thereon at Charterer's expense and on its time, provided Charterer changes the colors and markings back prior to Redelivery at its expense. Charterer shall have the right to rename the Vessel, and shall pay for all associated costs therefor. Prior to Redelivery, Charterer shall rename the Vessel at its expense in accordance with Owner's instructions. However, Owner shall not have the right to the use of the Charterer's trademark following Redelivery.

     D. The Vessel shall be kept painted and metal surfaces preserved at all times, and the Charterer shall maintain the Vessel in as good a condition as when delivered to Charterer from the shipyard upon completion of the above referenced modifications and re-fit in Article 10.A., normal wear and tear excepted.

                                   ARTICLE 11

                                    INSURANCE

     A. (1) Charterer shall, at all times during the period of this Charter, at its own cost and expense, carry and maintain on the Vessel insurance coverage covering all marine and hull risks, including towers liability, war risk insurance, protection and indemnity insurance, together with coverage for pollution clean up costs and expenses including natural resource damage, third party claims as well as any fines or civil penalties now or hereafter imposed under all applicable Federal, State and Local laws, or the laws of any foreign country or political subdivision thereof having jurisdiction over the Vessel, and such crew insurance as is required, in order to completely protect the Owner from any and all liability or loss or damage to any party whomsoever. Such insurance shall, at a minimum, be in the standard forms available in the American and British insurance markets and further be in such form and in such amounts and with such underwriters as Owner shall approve. Charterer agrees to pay all deductibles and franchises provided for in said insurance policies.

          (2) The Vessel shall be covered by Hull and Machinery, Marine and War Risk insurances in the amount of 6 Million Dollars ($6,000,000.00), during the entire duration of this Charter and shall include an endorsement for acts of terror.

          (3) The Vessel shall be entered for Protection and Indemnity insurance with a Protection and Indemnity Association or Club, or Charterer shall obtain such liability insurance coverage, covering customary protection and indemnity liabilities as outlined in this Article 11 in an amount not less than the value of the Vessel or $6,000,000.00 and covering pollution liability in the amount of Twenty-Five Million ($25,000,000.00) Dollars, with a deductible for each accident of not more than Twenty-Five Thousand ($25,000.00) Dollars and shall include an endorsement for acts of terror.

          (4) Charterer will have Owner named as a co-insured or additional insured in all policies of insurance including the waiver of subrogation of any and all claims against the Owner.

     B. Notwithstanding anything herein to the contrary, in the event that any of the insurance, to be provided by the Charterer, by reason of an act, omission or neglect of the Charterer, shall not be kept in full force and effect, or for any reason does not cover in full all losses, damages, claims and/or demands, the Charterer shall indemnify, defend and hold harmless the Owner against all such losses, claims and/or demands.

     C. Losses under any insurance provided for in this Article shall be payable as hereunder provided, and all policies shall contain clauses to the same effect:

          (1) The proceeds of insurance for all losses, except for total or constructive total loss, shall be payable to the satisfaction and discharge of the liability or to the repair of damage in respect of which the insurance loss has been paid or in reimbursement for monies theretofore applied.

          (2) In the event of an actual or constructive total loss of the Vessel, the insurance proceeds shall be paid to the Owner and shall be applied by the Owner to reduce any amounts due and payable by the Charterer hereunder.

     D. The Charterer shall promptly furnish Owner with full information regarding any casualty or other accident or damage to the Vessel involving an amount in excess of Fifty Thousand Dollars ($50,000.00).

                                   ARTICLE 12

                                   INDEMNITIES

     A. (1) Charterer shall assume the defense of, indemnify and hold harmless the Owner against any lien or claim of whatsoever nature on the Vessel and against any claims of third parties against the Owner or the Vessel of whatsoever nature, including claims for personal injuries, death or property damage and without limitation by this enumeration, penalties or fines, either criminal or civil arising from violation of the laws of the United States or any state thereof or of the laws of any country or subdivision thereof to which the Vessel may be sent, whether such claims or liens are founded or unfounded provided such lien or claim shall have arisen from the use, operation or custody of the Vessel by Charterer or out of any act or neglect on Charterer's part or on the part of its employees, agents, representatives, or contractors. The indemnity shall include all reasonable costs payable or incurred in defending or investigating such claims or liens.

          (2) Should a suit or any other legal proceeding be filed against the vessel or should the vessel be levied against, arrested or taken into custody by virtue of a legal proceeding arising out of the use, operation or custody of the vessel by Charterer or out of any act or neglect on Charterer's part or on the part of Charterer's employees, agents, representatives, or contractors, Charterer shall immediately notify owner or owner shall immediately notify Charterer as the case may be, and Charterer shall take immediate action to free the vessel from the claim, demand or lien thereupon placed and obtain the release of the vessel from custody or arrest.

          (3) In the event that Charterer fails to fulfill its obligations under this Article, Owner may undertake same at the expense of Charterer.

     B. (1) Owner shall assume the defense of, indemnify and hold harmless the Charterer against any lien or claim of whatsoever nature on the Vessel and against any claims of third parties against the Charterer or the Vessel of whatsoever nature including claims for personal injuries, death or property damage and without limitation by this enumeration, penalties or fines arising from violation of the laws of the United States or any state thereof whether such claims or liens are founded or unfounded provided such lien or claim shall have arisen from the use, operation or custody of the Vessel by Owner or out of any act or neglect on Owner's part or on the part of its employees, agents, representatives or contractors. The indemnity shall include all reasonable costs payable or incurred in defending or investigating such claims or liens.

          (2) Should a libel be filed against the vessel or should the vessel be levied against, arrested or taken into custody all during the period of this charter by virtue of legal proceeding arising out of the use, operation or custody of the vessel by owner or out of any act or neglect on owner's part or on the part of owner's employees, agents, representatives or contractors, Charterer shall immediately notify owner and owner shall take immediate action to free the vessel from the claim, demand or lien thereupon placed and obtain the release of the vessel from custody or arrest.

          (3) In the event Owner fails to fulfill its obligations under this Article, Charterer may undertake same at the expense of owner.

                                   ARTICLE 13

                 TERMINATION AND REDELIVERY AND OFF-HIRE SURVEY

     A. In the event Charterer does not exercise its Assignment Option pursuant to Article 19, upon termination of the Charter, the Charterer shall, at its expense redeliver the Vessel ("Redelivery") (unless lost or declared a constructive total loss) to the Owner at any port identified by Owner provided such port is at or within one hundred (100) nautical miles of the Port of Palm Beach, Florida, or such other port mutually agreed upon.

     B. Charter Hire shall continue until completion of the off-hire survey and of all repairs, removals and restorations required to place the Vessel in the same good order and condition in which it was at the time of commencement, reasonable wear and tear excepted, and all other work required of the Charterer herein. For purposes of this Article, the same good order and condition upon commencement is agreed as that set forth in the drydock survey of the Vessel to be performed after completion of the initial alterations. All machinery, appliances, and appurtenances are to be placed in good working order.

     C. At the port of Redelivery, the Vessel shall be placed on drydock selected by Charterer with the cost and expense thereof to be paid by the Charterer and a joint off-hire survey shall be carried out by representatives of the Owner and the Charterer to determine the condition of the Vessel. The cost of drydocking for the purpose of conducting the off-hire survey and the cost of the off-hire survey itself for which Owner is responsible under the Bareboat Charter and Option to Purchase dated of even date herewith between Owner and Cruise Holdings shall be split equally between the parties. The Charterer shall, at its expense, and on its time, make all such repairs and do all such work as is found to be necessary to comply with this Article 13. All drydocking charges incurred after completion of the off-hire survey during the period required to perform repairs and otherwise to comply with Article 13 shall be for Charterer's account. During same period, Owner shall have the right to carry out repairs for its own account, provided that Owner's work does not increase Charterer's expense.

     D. The Vessel and its appurtenances shall be painted and Coast Guard, if any, and Classification Society inspections are to be conducted at the time of the off-hire survey, it being the intention of the parties that all certificates issued by said agencies are to be renewed, free of all outstanding recommendations, whether or not due.

     E. Acceptance of the Vessel by the Owner shall be conclusive evidence of Charterer's compliance with any and all of the Charterer's obligations under this Charter with respect to Vessel's class and condition at the time of Redelivery.

     F. Upon the termination of this Charter for any reason or, at any time, upon the reasonable request of Owner, Charterer shall cooperate with Owner and perform any reasonable acts necessary to fulfill Charterer's obligations under that certain Collateral Assignment of Maritime Office Complex Lease and
Operating Agreement of even date herewith between Cruise Holdings II, LLC, a Nevada limited liability company and Charterer.

                                   ARTICLE 14

                                EVENTS OF DEFAULT

     Should the Charterer fail to pay Charter Hire or any Cash Flow Sweep payment or any other payment hereunder when due or otherwise breach in any material respect any of its undertakings herein, the Charterer shall be deemed to be in default. The Owner may, after notifying the Charterer in writing of the default, and after giving the Charterer thirty (30) days from the receipt of notice to remedy any default (other than a Charter Hire, Cash Flow Sweep or other payment default which requires five (5) days written notice), withdraw the Vessel from the service of the Charterer and immediately terminate this Charter. Notwithstanding any provisions of this Charter to the contrary, this Charter shall immediately terminate upon the termination of the Master Charter. Any termination of this Charter, as provided in this Article 14, shall be without prejudice to any claim the Owner may have against the Charterer pursuant to this Charter, including cost of Redelivery to the Port of Palm Beach, Florida; provided, however, that Charterer shall, in such event, have the rights set forth in Article 19.

                                   ARTICLE 15

                      REQUISITION OR SEIZURE OR FORFEITURE

     A. Requisition of the use of the Vessel by any government or governmental authority on a bareboat, time or voyage charter basis, or on any other basis not involving requisition of title to or seizure or forfeiture of the Vessel, during the Charter Period even though at the time of such requisition the Charterer shall have been deprived of, or limited in, the use of the Vessel to any extent and for any duration, for whatever cause, shall not terminate or extend this Charter. The Charterer shall continue to make payment of Charter Hire without interruption or abatement and shall remain liable for all other obligations under this Charter and shall be entitled to the total amount of requisition charter hire and any other amount payable with respect to such requisition. The foregoing provisions shall be without prejudice to the rights of the Owner and the Charterer against other parties in respect of any such charges or expenses. The Owner undertakes, insofar as any such rights are vested in it, to take at the Charterer's request and expense all reasonable steps to enforce such rights, and any sums recovered from other parties in respect of such charges or expenses shall be retained by or payable to the Charterer.

     B. In the event that title to the Vessel shall be requisitioned, or if the Vessel should be seized by, or forfeited to, any government or governmental authority, during the Charter Period, and such requisition, seizure or forfeiture shall not result from any act or omission of the Charterer (even though at the time of such requisition or seizure or forfeiture the Charterer shall have been deprived of, or limited in, the use of the Vessel to any extent and for any duration, for whatever cause), the Charterer shall forthwith notify the Owner of the facts and circumstances of such requisition, seizure or forfeiture and this Charter shall terminate. Charter Hire payments shall continue until receipt by Owner of an amount equal to the Casualty Value of the Vessel as defined in the Master Charter. However, PBE shall be entitled to any and all proceeds or amounts received from any governmental agency or authority representing payment for charter hire and/or the value of the Vessel at the time of requisition or seizure.

     C. In the event of a termination of this Charter pursuant to this Article 15, the Charterer shall have the rights set forth in Article 19.

                                   ARTICLE 16

                               INSPECTION BY OWNER

     The Owner or its authorized representative may inspect the Vessel at any time during the currency of this Charter upon reasonable notice to the Charterer and provided such inspection does not delay the Vessel's employment.

                                   ARTICLE 17

                            LIMITATIONS AND BENEFITS

     Nothing contained herein shall be deemed to prohibit or deny to the Owner or to the Charterer the benefit of any limitations of, and exemptions from, liability accorded to the owners, bareboat Charterers, and operators of Vessels by any statute or rule or law in force at the time such benefit, limitation or exemption is invoked.

                                   ARTICLE 18

                           ASSIGNMENT AND SUB CHARTER

     Neither the Owner nor the Charterer may assign this Charter (except for Owner's collateral assignment to Cruise Holdings), nor may the Charterer sub-demise charter the Vessel without the express written consent of the Owner. The parties to this Charter shall remain responsible for its performance in the event of any assignment thereof.

                                   ARTICLE 19

                        OPTION TO ACQUIRE PURCHASE OPTION

     A. PBE hereby grants to Charterer the right, exercisable at Charterer's option by written notice to PBE within five (5) days after termination of this Charter for any reason, to purchase PBE's right to purchase or otherwise obtain title to the Vessel, together with everything belonging to the Vessel, including the hull, machinery and tackle, as well as all other associated and installed equipment which may be on board, but excluding gaming devices and related equipment and material, as set forth in Article 19 of the Bareboat Charter and Option to Purchase dated of even date herewith between Owner and Cruise Holdings (such right of PBE to purchase being herein called the "Purchase Option" and the option herein granted to Charterer being herein called the "Assignment Option"), at an option exercise price for such Assignment Option equal to the appraised value of the Vessel (including the hull, machinery and tackle, as well as all other associated and installed equipment on board, but excluding gaming devices and related equipment and material). The appraised value of the Vessel shall be determined upon the refitting and refurbishment of the Vessel.

     B. Prior to the date hereof, Charterer had agreed to purchase the ship mortgage obligation of MJQ which had been held by Donald F. Conway as Chapter 11 Trustee for the Bankruptcy Estate of Robert E. Brennan (the "Trustee"), for a purchase price of Thirteen Million Seven Hundred Fifty Thousand Dollars ($13,750,000.00). As of the date immediately preceding the date hereof,
Charterer had paid Seven Million Two Hundred Nineteen Thousand Dollars ($7,219,000.00) (excluding interest) towards the purchase price of such ship mortgage obligation. MJQ has agreed to apply proceeds from its sale of the Second Vessel to pay all of the joint and several indebtedness of MJQ and Charterer to the Trustee, which includes One Million Two Hundred Thirty-Four Thousand Dollars ($1,234,000.00) in remaining debt attributable to the purchase of Charterer's parent company stock. Charterer has elected to apply its investment in the ship mortgage obligation (the "Net Ship Investment") as consideration for Owner's grant of the Assignment Option and option to acquire Owner's right to purchase the Second Vessel from an affiliate of Cruise Holdings). As further consideration for PBE's grant of the Assignment Option, Charterer shall make the Cash Flow Sweep payments contemplated by Article 3.B. hereof and shall pay to PBE, monthly in advance of each calendar month commencing on the date of delivery of the Vessel and continuing thereafter for a period of twelve (12) months at the rate of Eighty-Two Thousand Six Hundred Ninety-Five Dollars (US$82,695.00) per month and thereafter until termination of the Charter as provided herein, the sum of One Hundred Seventy-One Thousand Seven Hundred Two and 54/100ths Dollars (US$171,702.54) per month (applied pro rata for any portion of a month) (the "Additional Payment"). In addition, Charterer shall be permitted to set-off any debts owing by MJQ to Charterer against the Assignment Option exercise price payable hereunder. Payment of the monthly Additional Payments shall be made concurrently with the payment of Charter Hire in accordance with Article 3.A. Notwithstanding the foregoing, all payments of option consideration are optional and in the event Charterer fails to make such payments within ten (10) days after the due date for payment thereof, PBE may terminate the Assignment Option by written notice to Charterer.

     C. If the Assignment Option is exercised, promptly upon termination or expiration of this Charter, Owner shall execute and deliver to Charterer a written instrument, reasonably satisfactory to Charterer, assigning to Charterer all of Owner's right to the Purchase Option and to purchase the assets contemplated thereby, against delivery by Charterer to PBE of the Assignment Option exercise price, to which shall be credited all option consideration paid or applied hereunder -- to wit, the Net Ship Investment (except to the extent Net Ship Investment shall be credited toward payment of the Assignment Option Exercise Price for the Second Vessel) plus the aggregate amount of all Assignment Option Prepayments, plus the portion of the Additional Payments made for the thirteenth (13th) month through the sixtieth (60th) month of the term hereof which would be considered principal payments if such Additional Payments were payments of principal and interest on a loan of Six Million Dollars ($6,000,000.00) amortized over forty-eight (48) months at an interest rate of sixteen and fifty-four one hundreths percent (16.54%). In addition, Charterer shall be permitted to set-off any debts owing by PBE to Charterer against the Assignment Option Exercise Price payable hereunder. By reason thereof, Charterer shall have the right to purchase the Vessel pursuant to Article 19 of the Bareboat Charter and Option to Purchase dated of even date herewith between Owner and Cruise Holdings, which shall entail payment of any unpaid balance of the exercise price thereof. Owner shall execute all instruments and documents, and take such further actions, as Charterer reasonably may request in order to effectuate the Charterer's rights hereunder and, if the Assignment Option shall have been exercised, under the Purchase Option. Owner shall not, without the prior written consent of Charterer, amend or modify any term or condition of the Purchase Option as in effect on the date hereof.

                                   ARTICLE 20

                                  GOVERNING LAW

     The interpretation of this entire agreement shall be governed by the Maritime Law of the United States of America and by the laws of the State of Nevada.

     If any provision of this Charter is unenforceable under applicable law, such provision shall be void and the other provisions hereof shall continue in full force and effect. The parties shall use their best efforts to resolve by agreement any problem which may arise as a result of any changes in applicable law or regulations affecting performance of this Charter.

     The terms and provisions of this Charter constitute the entire agreement between the parties hereto and this Charter shall not be amended or supplemented, or any term or provision thereof waived except in writing signed by the party or parties to be bound thereby and no promise, agreement, warranty, or representation not set forth herein or in such written amendment or supplement shall be of any force or effect.

                                   ARTICLE 21

             JURISDICTION, WAIVER OF JURY TRIAL AND PUNITIVE DAMAGES

     A. Each of the parties irrevocably and unconditionally (i) agrees that any legal suit, action or proceeding brought by a party hereto arising out of or based upon this Charter, except for an in rem action against the Vessel, may be brought in the United States District Court for the District of Nevada ("District of Nevada"), (ii) waives, to the fullest extent it may effectively do so, any objection with it may now or hereafter have to the laying of venue of any such proceeding brought in the District of Nevada, and any claim that any such action or proceeding brought in the District of Nevada has been brought in an inconvenient forum, (iii) submits to the in personam jurisdiction of the District of Nevada in any suit, action or proceeding, and (iv) agrees that the losing party shall pay to the prevailing party the attorneys' fees and expenses incurred by the prevailing party in such action. If for any reason the District of Nevada lacks jurisdiction over a matter arising out of or based upon this Charter, excluding any in rem action against the Vessel, the District Court for the State of Nevada in Las Vegas, Nevada ("Nevada State Court") shall then have non-exclusive jurisdiction and all other provisions of this Article 20 shall remain valid and enforceable in such court.

     B. Each of the parties agrees and acknowledges that any controversy that may arise under this Charter, whether filed in the District of Nevada, the Nevada State Court or otherwise, is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Charter, or the breach, termination or validity of this Charter.

     C. Each of the parties hereby irrevocably and unconditionally waives any right it may have to claim and receive an award for punitive damages for any claim arising out of or relating to this Charter, or the breach, termination or validity of this Charter.

                                   ARTICLE 22

                               LOSS AFTER DELIVERY

     A. If the Vessel becomes an actual total loss during any term of this Charter and prior to any sale to Charterer, this Charter shall terminate as of the date of the actual loss. If the Vessel becomes a constructive or compromised total loss under the insurances, this Charter shall terminate, but payment of Charter Hire shall continue until the underwriters or Charterer in the case of self-insurance remit to Owner the proceeds of said insurance, and Owner remits such proceeds to Cruise Holdings pursuant to the terms of the Master Charter.

     B. No tender or abandonment of the Vessel to the underwriters as a constructive total loss shall be made without the prior approval of the Owner, which approval will not be unreasonably withheld.

                                   ARTICLE 23

                                    LOG BOOKS

     Charterer's crew shall maintain full and complete logs and at Owner's request, Charterer shall furnish to Owner true copies of said logs.

                                   ARTICLE 24

                                 TRADING LIMITS

     During any term of this Charter, the parties agree that the Vessel shall have a trading limit of inland, tributary, coastal and nearby adjacent waters of the United States East Coast; Bahamas; Gulf of Mexico; and Caribbean.

                                   ARTICLE 25

                           BUSINESS POLICY PROVISIONS

     Charterer agrees to comply with all laws and lawful regulations, including any gaming laws, regulations, licenses or permits, applicable to any activities carried out in the name of or representative of Charterer under this Charter. Charterer agrees that all financial settlements and reports rendered to Owner under this Charter will, to the best of its knowledge and belief, reflect properly the facts about all activities and transactions handled for the account of Charterer which data may be relied upon as being complete and accurate in any further recording and reporting made by Owner for whatever purpose. Charterer agrees to notify Owner promptly upon discovery of any instances where the Charterer fails to comply with provisions above.

                                   ARTICLE 26

                         ANTI-DISCRIMINATION PROVISIONS

     During the performance of this Charter, and any and all supplements and amendments hereunder to the extent applicable, Charterer agrees to comply with requirements of the Federal Government as more particularly specified that both parties understand Charterer is an Equal Opportunity Employer and will not engage in any conduct or practice which violates any applicable law, order or regulation prohibiting discrimination against any person by reason of race, color, religion, national origin, sex or age or on account of being handicapped, a disabled veteran or a veteran of the Vietnam era.

                                   ARTICLE 27

                                     NOTICES

     Any written notice required or authorized to be given hereunder by either party to the other may be given by postage prepaid letter or by telegram, cable, telex, facsimile or other similar means,

         TO THE OWNER:
         One East 11th Street, Suite 500
         Riviera Beach, Florida 33404
         Cable:
         Telefax Number:
         Telephone Number:

         TO THE Charterer:
         One East 11th Street, Suite 500
         Riviera Beach, Florida 33404
         Cable:
         Telefax Number:
         Telephone Number:

or to such other address or addresses as may from time to time be specified by either party to the other in writing.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Charter as of July 6, 2004.

ITG VEGAS, INC.                          PALM BEACH EMPRESS INC.


By:/S/Francis W. Murray                  By:/S/Francis W. Murray
Name: Francis W. Murray                  Name: Francis W. Murray
Its:  President                          Its:  President


Witness:                                 Witness:



ITG PALM BEACH, LLC                      PALM BEACH MARITIME CORPORATION,
                                         formerly named MJQ CORPORATION


By:ITG Vegas Inc, Sole Member            By:/S/Francis X. Murray
By:/s/Francis W. Murray                  Name: Francis X. Murray
Its:  President                          Its:  President

                                   Appendix A

                                   EMPRESS II

The EMPRESS II is the Ship and General Improvement at an on the maritime vessel named the EMPRESS II Casino Cruise Ship (United States Official Number 998517. General Improvements shall mean all equipment and FF&E as defined in Section 1250 of the United States Internal Revenue Service Publication 946, where the equipment and FF&E is considered a structural component or critical operating component of the vessel.


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


                                   Appendix B

                     CERTIFICATE OF DELIVERY AND ACCEPTANCE

     Palm Beach Empress, Inc. and Palm Beach Maritime Corporation, formerly named MJQ Corporation, Owner, acting through its authorized agent, does hereby deliver to ITG Vegas, Inc. and ITG Palm Beach, LLC the Vessel EMPRESS II, Coast Guard Official Number 998517 (hereinafter the "Vessel"), pursuant to the terms of the Sub-Bareboat Charter the Casino Cruise Ship EMPRESS II previously executed by the parties.

     ITG Vegas, Inc. and ITG Palm Beach, LLC, collectively as Charterer, acting through its authorized agent, hereby accept physical delivery of the Vessel in accordance with the terms of the aforesaid mentioned agreement at the time, date and place set forth herein.

     Delivered and Accepted at_________________________ hours Eastern Daylight Savings Time this 6th Day of July, 2004 at Palm Beach, Florida.

Accepted:                                Delivered:

ITG VEGAS, INC.                          PALM BEACH EMPRESS INC.


By:/S/Francis W. Murray                  By:/S/Francis W. Murray
Name: Francis W. Murray                  Name: Francis W. Murray
Its:  President                          Its:  President


Witness:                                 Witness:

                                         Delivered:

ITG PALM BEACH, LLC                      PALM BEACH MARITIME CORPORATION,
                                         formerly named MJQ CORPORATION


By:ITG Vegas Inc, Sole Member            By:/S/Francis X. Murray
By:/s/Francis W. Murray                  Name: Francis X. Murray
Its:  President                          Its:  President


                                         Witness:

Appendix C

                        CHARTERER'S PROPOSED ALTERATIONS





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